Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 111 to the Registration Statement No. 811-04008 on Form N-1A of our report(s) dated December 23, 2008 relating to the financial statements and financial highlights of Fidelity Investment Trust, including Fidelity Worldwide Fund, appearing in the Annual Report(s) on Form N-CSR of Fidelity Investment Trust for the year ended October 31, 2008.

We also consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which is a part of such Registration Statement.

/s/Deloitte & Touche LLP
Deloitte & Touche LLP
Boston, Massachusetts
February 11, 2009